                                                                      EXHIBIT 12

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                 ($ in millions)

                                                                                            Twelve Months
                                                                                          Ended December 31,
                                                              ------        ------------------------------------------------
                                                               2001          2000          1999          1998          1997
                                                              ------        ------        ------        ------        ------
Consolidated Income (Loss) from Continuing Operations
before Income Taxes                                            389.2         449.0         556.1         461.1         397.0

Adjustments:
  Interest during construction                                  (2.2)         (2.2)         (2.8)         (2.1)         (3.0)
  Distributed (Undistributed) equity income                      2.2          (5.5)         (5.8)         (0.4)          3.6
  Fixed charges                                                177.9         192.8         183.8         163.3         180.5
                                                              ------        ------        ------        ------        ------
    Earnings Available                                         567.1         634.1         731.3         621.9         578.1
                                                              ------        ------        ------        ------        ------

Fixed Charges:
  Interest on long-term and short-term debt                    123.6         154.3         152.9         145.4         145.6
  Other interest                                                45.9          18.3          14.9           1.4          15.2
  Portion of rentals representing interest                       8.4          20.2          16.0          16.5          19.7
                                                              ------        ------        ------        ------        ------
Total Fixed Charges                                            177.9         192.8         183.8         163.3         180.5
                                                              ------        ------        ------        ------        ------

Ratio of Earnings to Fixed Charges                              3.19          3.29          3.98          3.81          3.20
                                                              ======        ======        ======        ======        ======

Prior periods have been restated to reflect discontinued operations.